Exhibit 99.1

Stillwater Mining Company Completes Acquisition of Peregrine Metals Ltd.

BILLINGS, MT and VANCOUVER, BC--(Marketwire - October 4, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) ("Stillwater") and PEREGRINE METALS LTD. (TSX: PGM) ("Peregrine") today announced the completion of the acquisition of Peregrine by Stillwater.

Stillwater has acquired all outstanding shares of Peregrine pursuant to a plan of arrangement under the Canada Business Corporations Act. The transaction was previously approved by the Peregrine shareholders, who voted in respect of the arrangement, and the British Columbia Supreme Court.

Effective today, each common share of Peregrine has been exchanged for US$1.35 cash and 0.08136 shares of Stillwater common stock. Registered shareholders are directed to follow the instructions in Peregrine's information circular dated August 25, 2011 in order to obtain cash and the certificates representing the shares. Stillwater has applied to have the common shares of Peregrine delisted from the Toronto Stock Exchange.

About Stillwater

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

About Peregrine

Peregrine Metals holds a 100% interest in the Altar property, subject to a one percent NSR royalty granted to Rio Tinto and another one percent NSR royalty granted to the underlying concession owners that may be purchased by Peregrine Metals from the underlying owners at any time for US$1 million. The Company also holds under option a 100% interest in the Rio Cenicero property which surrounds the Altar property, subject to a one percent NSR royalty granted to the Instituto Provincial de Exploraciones y Explotaciones Mineras.

Forward-Looking Statements

This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and "forward-looking information" within the meaning of applicable Canadian securities laws. Forward-looking statements and forward-looking information are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements and forward-looking information in this news release include statements with respect to the completion of the Peregrine transaction and the receipt of all necessary regulatory and court approvals.

Forward-looking statements are based on certain assumptions, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking statements. The assumptions include that no material adverse change occurs to Peregrine or Stillwater and that court approvals are received in a timely manner. Factors that could cause the forward-looking statements and forward-looking information to differ materially in actuality include the failure of contracted parties to perform as contracted. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.

CONTACTS:

Stillwater:
Mike Beckstead
406-373-8971

Peregrine:
Eric Friedland
Mike Westerlund
604-669-8800